Exhibit 10.28.6

Western Digital
20511 Lake Forest Drive
Lake Forest, California 92630-7741
Tel: 949.672.7000

June 28, 2007
ALL VIA FAX AND COURIER:

General Electric Capital Corporation
350 South Beverly Drive, Suite 200
Beverly Hills, California 90212
Attention:	Account Manager (Western Digital)
Facsimile:	(310)785-0644
Telephone:	(310)203-0335

General Electric Capital Corporation		DLA Piper Rudnick Gray Cary US LLP
201 High Ridge Road		1999 Avenue of the Stars, Fourth Floor
Stamford, Connecticut 06927-5100		Los Angeles, California 90067-6022
Attention:	Corporate Counsel	Attention:	Gary B. Rosenbaum, Esq.
Facsimile:	(203)316-7822	Facsimile:	(310)595-3442
Telephone:	(203)316-7500	Telephone:	(310)595-3142
Re:        Notice of Voluntary Termination of Credit Agreement
Gentlemen:
          Reference is made to the Amended and Restated Credit Agreement dated as of September 19, 2003, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of September 8, 2004, the Second Amendment to Amended and Restated Credit Agreement dated as April 22, 2005, the Third Amendment to Amended and Restated Credit Agreement dated as of September 30, 2005, the Fourth Amendment to Amended and Restated Credit Agreement dated as of June 30, 2006, and the Fifth Amendment to Amended and Restated Credit Agreement dated as of August 25, 2006 (“Fifth Amendment”) (including all annexes, exhibits and schedules thereto, and as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Credit Agreement”), by and among Western Digital Technologies, Inc., a Delaware corporation formerly known as Western Digital Corporation (“Borrower”), Western Digital (Fremont), Inc. (“WD Fremont”), the other credit parties party thereto, General Electric Capital Corporation, a Delaware corporation (“GE Capital”), as administrative agent (in such capacity, “Agent”) for the lenders (“Lenders”), Bank of America, N.A., as documentation agent for Lenders (“Documentation Agent”; Agent and Documentation Agent are collectively referred to as “Co-Agents” and each, a “Co-Agent”), and Lenders. Capitalized terms or matters of construction defined or established in Annex A to the Credit Agreement shall be applied herein as defined or established therein.
          Pursuant to Section 1.3 of the Credit Agreement, “Borrower may at any time on at least ten days’ prior written notice to Co-Agents terminate the Revolving Loan Commitment; provided, that upon such termination all Loans and other Obligations shall be immediately due and payable in full and Borrower shall make arrangements, in accordance with the terms and conditions of Annex B, for the satisfaction of any outstanding Letter of Credit Obligations.” This letter constitutes the ten day notice required in order to terminate the credit facility and, upon Borrower’s satisfaction of any outstanding Letter of Credit Obligations, Borrower’s request for Co-Agents’ and Lenders’ prompt release and return to Borrower of, the Collateral and other interests held by or on behalf of Co-Agents and Lenders as security for the Credit Parties’ Obligations with respect to the Credit Agreement.
          Please feel free to call if you have any questions or need further clarification.
Sincerely,

Steve Milligan
Chief Financial Officer
Western Digital Technologies, Inc.
cc:
Timothy Leyden
Wolfgang Nickl
Joseph R. Carrillo
Catherine Fields
Raymond M. Bukaty, Esq.
Michael Cobb, Esq.
Claudia Kihano Parker, Esq.